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Ceridian Employer Services                                         Exhibit 10.14
5301 Maryland Way, Suite 301                                       -------------
Brentwood, Tennessee 37027


August 9, 2001


Mr. Marc Scherr
Vice Chairman
The Ultimate Software Group, Inc.
301 Route 17 North
Rutherford, NJ 07070

Dear Marc:

Reference is hereby made to that certain license agreement (the "License Agreement") between The Ultimate Software Group, Inc. ("Ultimate") and Ceridian Corporation ("Ceridian") dated as of March 9, 2001. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement.

When signed by you, this letter shall constitute Ceridian's agreement that as of the date of this letter, Ultimate is entitled to retain all of the Ten Million Dollars ($10,000,000.00) previously paid to Ultimate pursuant to Section 5.1(a) of the License Agreement and that none of such amount shall be refundable to Ceridian.

When signed by you, this letter also shall confirm Ultimate's agreement to change the commencement of the Minimum Payment provision of the License Agreement from January of 2002 to the earlier of (i) the execution by Ceridian or an Affiliate of one or more customer contracts as part of a general release (as distinguished from an Alpha or Beta release) by Ceridian or an Affiliate thereof of services or products containing the Licensed Software or (ii) 45 days following the delivery of the UltiPro update known as the NEO Release. Prior to the occurrence of one of these two events, which trigger a Technical Transfer, Ceridian could terminate the Agreement. In the event of termination, Ultimate would keep the $10,000,000.00 and Ceridian would have no rights to the Licensed Software and have no obligation for minimum royalty payments. The term NEO Release means the planned winter 2002 release for UltiPro, the functionality of which is described in Exhibit A attached hereto, and which also contains the functionality of the Atlantis Release.

To effect the foregoing, the following sections of the License Agreement are hereby amended:

     The ninth sentence of Section 4.4 is hereby deleted and replaced with the following:

     "Technical Transfer shall be deemed to have been completed only on the date of the earliest of the following events, (i) the execution by Ceridian or an Affiliate of one or more customer contracts as part of a general release (as distinguished from an Alpha or Beta release) by Ceridian or an Affiliate thereof of services or products containing the Licensed Software or (ii) forty-five (45) days following the release of the UltiPro Update known as the NEO Release (as Defined in Section 5.1(b))."

The tenth sentence of Section 4.4 of the License Agreement is hereby deleted and replaced with the following:
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August 9, 2001
Page 2


     "Additionally, the parties contemplate that Ultimate will deliver to Ceridian the Beta release version of the Atlantis Release when and as reasonably practical, but no later than September 30, 2001."

The following sentence is, added to the end of Section 5.1(a)(ii):

     "As of August 9, 2001 none of these amounts shall be refundable to Ceridian and Ultimate shall be entitled to retain, without any further obligation, all of the Ten Million Dollars ($10,000,000.00) paid pursuant to Section 5.1(a)."

The fourth sentence of Section 5.1(b) of the License Agreement is hereby deleted and replaced with the following:

     "Notwithstanding the foregoing, and provided this Agreement has not been terminated by Ceridian pursuant to Section 10.2(c), subsequent to the earlier of (i) the execution by Ceridian or an Affiliate of one or more customer contracts as part of a general release (as distinguished from an Alpha or Beta release) by Ceridian or an Affiliate thereof of services or products containing the Licensed Software or (ii) forty-five (45) days following the delivery to Ceridian of the UltiPro update known as the NEO Release, the minimum monthly license payment (" Minimum Payment") pursuant to this section 5.1(b) by Ceridian to Ultimate shall be Two Hundred Fifty Thousand Dollars ($250,000.00) per month through December, 2002, and Five Hundred Thousand Dollars ($500,000.00) per month from January, 2003 through December, 2005."

The following sentence is added to the end of Section 5.1(b):

     "The term NEO Release means the planned winter 2002 release for UltiPro, in a form comparable to a general release as distinguished from an Alpha or Beta release, the functionality of which contains the functionality of the Atlantis Release and the further functionality described in Exhibit A, a copy of which is attached hereto."

Section 10.2(c) is hereby deleted and replaced with the following:

     "Notwithstanding the provisions of Section 10.1 above, provided that Technical Transfer has not first been completed as provided for in Section 4.4, Ceridian may terminate this Agreement at any time by providing written notice to Ultimate. In the event of such a termination, Ultimate shall have no obligation to refund to Ceridian any of the amounts paid to Ultimate pursuant to Section 5.1(a). Ceridian and Ultimate acknowledge that in such event (i) Ceridian shall have no remedy and (ii) with the exception of any amounts otherwise owed by Ceridian pursuant to Article 4 or Section 5.1(b), no other sums will be due from either party to the other under this Agreement."

Except as stated above, all of the terms and provisions of the License Agreement, shall remain in full force and effect.


qukit

wxit

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August 9, 2001
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If the foregoing represents our agreement and is otherwise acceptable to you, please execute a copy of this letter and return it to me as soon as possible.

Sincerely,

  CERIDIAN CORPORATION

                                     By: /s/ Tony Holcombe
                                        -----------------------------

Acknowledged and Agreed:

THE ULTIMATE SOFTWARE GROUP, INC.

By: /s/ Marc Scherr
   ------------------------

        Marc Scherr

        Vice Chairman

        The Ultimate Software Group, Inc.